                            ASSET PURCHASE AGREEMENT



                                     between



                              LADD FURNITURE, INC.,



                                       and



                            LEA LUMBER & PLYWOOD, LLC




                          Dated as of November 6, 1995

                                TABLE OF CONTENTS

                                                                                                                Page

         ARTICLE 1:        SALE AND PURCHASE OF PROPERTIES......................................................  1

                  1.1      Sale and Purchase of Properties......................................................  1
                  1.2      Closing Date.........................................................................  3
                  1.3      Purchase Price.......................................................................  3
                  1.4      Assumption of Liabilities............................................................  3
                  1.5      Closing Date Deliveries..............................................................  4
                  1.6      Further Assurances...................................................................  5

         ARTICLE 2:        REPRESENTATIONS AND WARRANTIES.......................................................  5

                  2.1      Representations and Warranties as to the Company.....................................  5

                           2.1.1    Corporate Status............................................................  6
                                    (a)     Corporate existence.................................................  6
                                    (b)     Authorization, etc..................................................  6
                           2.1.2    Conflicts, Consents.........................................................  6
                                    (a)     Conflicts...........................................................  6
                                    (b)     Consents............................................................  7
                           2.1.3    Financial Information, Material Adverse Change..............................  7
                                    (a)     Financial Statements................................................  7
                                    (b)     Material Adverse Change.............................................  7
                           2.1.4    No Liens....................................................................  8
                           2.1.5    Inventories.................................................................  8
                           2.1.6    Real Property...............................................................  8
                           2.1.7    Insurance...................................................................  8
                           2.1.8  Litigation....................................................................  9
                           2.1.9  Compliance with Laws, Permits.................................................  9
                                    (a)     Compliance with Laws................................................  9
                                    (b)     Permits.............................................................  9
                           2.1.10  Tax Matters..................................................................  9
                           2.1.11  Brokers, Finders............................................................. 10
                           2.1.12  Absence of Certain Changes................................................... 10
                           2.1.13  Material Agreements.......................................................... 12
                           2.1.14  Intellectual Property........................................................ 13
                           2.1.15  Labor Matters................................................................ 14
                           2.1.16  No Judgments or Orders....................................................... 14
                           2.1.17  Affiliate Transactions....................................................... 14
                           2.1.18  Environmental................................................................ 15

                                                    i




                           2.1.19  Suppliers and Customers...................................................... 17
                           2.1.20  Disclosure................................................................... 17

                  2.2      Representations and Warranties of Purchaser.......................................... 17

                           2.2.1    Purchaser's Status.......................................................... 17
                           2.2.2    Authorization, etc.......................................................... 17
                           2.2.3    Conflicts, Consents......................................................... 18
                                    (a)     Conflicts........................................................... 18
                                    (b)     Consents............................................................ 18
                           2.2.4    Brokers, Finders............................................................ 18

         ARTICLE 3:        CERTAIN COVENANTS PENDING AND FOLLOWING THE
                  CLOSING....................................................................................... 18

                  3.1      Access and Information; Confidentiality.............................................. 18
                  3.2      Conduct of Business of the Company................................................... 19
                  3.3      Efforts to Consummate Transaction.................................................... 20
                  3.4      Employee Matters..................................................................... 20
                  3.5      Consents and Approvals; Releases..................................................... 21
                  3.6      Collection of Receivables............................................................ 21
                  3.7      Non-Competition...................................................................... 21

         ARTICLE 4:        CONDITIONS PRECEDENT................................................................. 23

                  4.1      Conditions to Obligations of Purchaser............................................... 23

                           4.1.1    Representations, Performance, etc........................................... 23
                           4.1.2    Opinion of Counsel.......................................................... 23
                           4.1.3    Certain Approvals, etc...................................................... 23
                           4.1.4    No Injunction; Other Litigation............................................. 24
                           4.1.5    No Material Adverse Changes................................................. 24
                           4.1.6    Title Insurance; Survey..................................................... 24
                           4.1.7    Environmental Remediation................................................... 24

                  4.2      Conditions to Obligations of LADD.................................................... 25

                           4.2.1    Representations, Performance, etc........................................... 25
                           4.2.2    Opinion of Counsel.......................................................... 25
                           4.2.3    Certain Approvals, etc...................................................... 25
                           4.2.4    No Injunction............................................................... 26
                           4.2.5    Purchase Price.............................................................. 26


                                                    ii




         ARTICLE 5:        TERMINATION.......................................................................... 26

                  5.1      Grounds for Termination.............................................................. 26

                           5.1.1    Termination by LADD......................................................... 26
                           5.1.2    Termination by Purchaser.................................................... 26

                  5.2      Effect of Termination................................................................ 27

         ARTICLE 6:        INDEMNIFICATION...................................................................... 27

                  6.1      Indemnification by LADD.............................................................. 27
                  6.2      Indemnification by Purchaser......................................................... 31
                  6.3      Notice of Claims..................................................................... 32
                  6.4      Third Party Claims................................................................... 33

         ARTICLE 7:        MISCELLANEOUS........................................................................ 35

                  7.1      Survival............................................................................. 35
                  7.2      Expenses............................................................................. 35
                  7.3      Assignment; Successors; Parties in Interest.......................................... 35
                  7.4      Amendment, Waiver and Modification................................................... 36
                  7.5      Notices.............................................................................. 36
                  7.6      Access After Closing................................................................. 37
                  7.7      Best Efforts......................................................................... 38
                  7.8      Knowledge............................................................................ 38
                  7.9      Sales and Transfer Taxes............................................................. 38
                  7.10     Severability......................................................................... 38
                  7.11     Arbitration.......................................................................... 38
                  7.12     Schedules and Exhibits............................................................... 39
                  7.13     Bulk Sales Law....................................................................... 39
                  7.14     Allocation of Purchase Price......................................................... 39
                  7.15     Definitions.......................................................................... 39
                  7.16     Confidential Nature of Information................................................... 43
                  7.17     Public Announcement.................................................................. 43
                  7.18     Captions............................................................................. 43
                  7.19     Entire Agreement..................................................................... 44
                  7.20     Counterparts......................................................................... 44
                  7.21     Governing Law........................................................................ 44




                                                   iii




SCHEDULES AND EXHIBITS


Schedule 1.1               Asset List
Schedule 2.1.2             Required Consents
Schedule 2.1.3             Financial Statements/Material Changes
Schedule 2.1.4             Liens
Schedule 2.1.6             Real Property (Owned and Leased)
Schedule 2.1.7             Insurance
Schedule 2.1.8             Litigation
Schedule 2.1.9             Noncompliance with Laws
Schedule 2.1.10            Tax Matters
Schedule 2.1.12            Absence of Certain Changes
Schedule 2.1.13            Material Agreements
Schedule 2.1.14            Intellectual Property
Schedule 2.1.15            Labor Matters
Schedule 2.1.17            Affiliate Transactions
Schedule 2.1.18            Environmental
Schedule 2.1.19            Suppliers and Customers
Schedule 3.2               Conduct of Business
Schedule 3.7(b)            Current Customer List
Schedule 7.8               Knowledge
Schedule 7.15              Permitted Liens



Exhibit A                  Bill of Sale, Assignment and Assumption Agreement

                            ASSET PURCHASE AGREEMENT

                  ASSET PURCHASE AGREEMENT, dated as of November 6, 1995 (the "Agreement"), by and among LADD Furniture, Inc., a North Carolina corporation ("LADD"), and Lea Lumber & Plywood, LLC, a Delaware limited liability company (the "Purchaser").

                               W I T N E S S E T H

                  WHEREAS, LADD is engaged in the business of manufacturing and selling cut-to-size plywood, veneer, and wood laminated parts through its division, Lea Lumber & Plywood (the "Company" and the business conducted by the Company being referred to herein as the "Business"); and

                  WHEREAS, LADD desires to sell to Purchaser, and Purchaser desires to purchase from LADD, on a going concern basis, substantially all of the assets, properties and business of the Business, all on the terms and subject to the conditions set forth herein.

                  NOW, THEREFORE, in consideration of the mutual promises made herein and of the mutual benefits to be derived herefrom, the parties hereto agree as follows:

                                    ARTICLE 1
                         SALE AND PURCHASE OF PROPERTIES

                  1.1 Sale and Purchase of Properties. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, LADD shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase from LADD, on a going concern basis, free and clear of all Liens (except for Permitted Liens), all tangible and intangible assets, real and personal properties and business owned or held or used primarily in the conduct of the Business by the Company as the same shall exist on the Closing Date (herein collectively called the "Properties" and individually called a "Property"), including, without limitation, all right, title and interest of LADD and the Company in, to and under:

                           (a) All raw materials, supplies, work-in-process,
                  finished products and other materials included in the inventory of the Company;

                           (b) The real property, together with the buildings
                  and improvements erected thereon and appurtenant rights, listed or described in Schedule 2.1.6;

                           (c) The real property leases and leasehold
                  improvements listed or described in Schedule 2.1.6;

                           (d) Timber tracts listed or described in Schedule
                  2.1.13;

                           (e) The machinery, equipment, vehicles, furniture and
                  other personal property of the Company as more particularly described in Schedule 1.1;

                           (f) The personal property leases listed in Schedule
                  2.1.13;

                           (g) The contracts, agreements or understandings
                  listed or described in Schedule 2.1.13 or assumed by Purchaser pursuant to Section 1.4(a);

                           (h) All mailing lists, customer lists, subscriber
                  lists, patents, patent applications, processes, trade secrets, know-how, trade names, trademarks, service marks, copyrights and other proprietary or confidential information or intellectual property used in or relating exclusively to the Business, including, without limitation, the name "Lea Lumber & Plywood" and all variants thereof;

                           (i) All assignable or transferrable permits,
                  licenses, authorizations, registrations, consents and approvals relating to the Business or any Property, whether governmental or otherwise; and

                           (j) All books and records of the Company relating
                  exclusively to the Business or any of the Properties.

                  1.2 Closing Date. Subject to the satisfaction or waiver of all of the conditions to each party's obligation to close, the purchase and sale of the Properties provided for in Section 1.1 (the "Closing") shall be consummated at 10:00 A.M., local time, on December 17, 1995 or such later date no later than the date set forth in Section 5.1.3 which is the third business day after the date on which the conditions set forth in Article 4 have been satisfied, at the offices of Petree Stockton, L.L.P., 1001 West Fourth Street, Winston-Salem North Carolina 27101, or such other place or other time as shall be agreed upon by Purchaser and LADD (such date and time being hereinafter called the "Closing Date").

                  1.3 Purchase Price. The purchase price for the Properties (the "Purchase Price") shall be $4,200,000 plus an amount equal to the then currently saleable and useable inventory (raw materials, work-in-process and finished goods) of the Company on hand as of the Closing Date, valued at the lower of cost (FIFO) or market, based upon a physical inventory and valuation to be conducted by selected officers of LADD and Purchaser immediately prior to Closing and decreased by the fair market value of any Property destroyed and any timber cut from the Company's land or timber tracts between September 30, 1995 and the Closing Date. In the event LADD and Purchaser are unable to agree upon such inventory valuation or such fair market value, such amount will be determined by KPMG Peat Marwick, LLP or another nationally recognized firm of independent certified public accountants acceptable to LADD and Purchaser, whose determination will be final and binding upon the parties.

                  1.4 Assumption of Liabilities. (a) On the Closing Date, Purchaser shall deliver to LADD an undertaking and assumption, in the form of Exhibit A, pursuant to which Purchaser shall assume and agree to discharge all liabilities and obligations of the Company arising after the Closing Date under or in connection with (i) the Material Agreements, (ii) the other leases, contracts and other agreements of LADD relating to the Company not required by the terms of Section 2.1.13 to be listed in a Schedule to this Agreement and entered into in the ordinary course of the Business, (iii) the leases, contracts and other agreements entered into by LADD with respect to the Company after the date hereof consistent with the terms of this Agreement and approved by Purchaser, except in each case, to the extent such liabilities and obligations would have been paid, performed or discharged on or prior to the Closing Date had LADD performed strictly in accordance with the terms thereof, or to the extent that the same arise out of any breach or default thereof by LADD, (iv) the Permitted Liens, (v) the Severance Agreement dated July 21, 1995, between LADD and Bradly A. Upfield, as more fully described in Schedule 2.1.13 attached hereto, and (vi) all liabilities and obligations arising from the operation of the Business by Purchaser after Closing. All of the foregoing to be assumed by Purchaser hereunder (excepting any Excluded Liabilities) are referred to herein as the "Assumed Liabilities."

                  (b) Purchaser shall not assume or be obligated for any liability or obligation of LADD relating to the Company, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by Purchaser under Section 1.4(a) (all of such liabilities and obligations not being assumed being herein called the "Excluded Liabilities").

                  1.5 Closing Date Deliveries. (a) On the Closing Date, LADD shall deliver to Purchaser (i) a bill of sale, assignment and assumption agreement, in the form of Exhibit A, collectively covering all of the non real estate Properties, (ii) deeds conveying to Purchaser the parcels of real estate identified in Schedule 2.1.6 in form reasonably satisfactory to Purchaser and
(iii) all of the documents, instruments and opinions required to be delivered by LADD pursuant to Article 4.

                  (b) On the Closing Date, Purchaser shall deliver to LADD (i) by bank wire transfer of immediately available funds to LADD's account, account number 101-074-664 at NationsBank, N.A. (Carolinas), High Point, North Carolina, an amount equal to the Purchase Price, and (ii) all of the documents, instruments and opinions required to be delivered by Purchaser pursuant to
Section 1.3 and Article 4.

                  (c) All ad valorem taxes and utilities related to the Properties will be prorated as of Closing.

                  1.6 Further Assurances. On the Closing Date, LADD shall (i) deliver to Purchaser such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Purchaser and its counsel, as Purchaser may reasonably request or as may be otherwise reasonably necessary to vest in Purchaser all the right, title and interest of LADD in, to or under any or all of the Properties, and (ii) take all steps as may be reasonably necessary to put Purchaser in actual possession and control of all the Properties. From time to time following the Closing, LADD shall execute and deliver, or cause to be executed and delivered, to Purchaser such other instruments of conveyance and transfer as Purchaser may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Purchaser and put Purchaser in possession of, any part of the Properties, and, in the case of approvals, agreements, contracts, leases, easements and other commitments included in the Properties which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing, to use its best efforts (without any obligation to make any payment or concession to any third party) to obtain such consent. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any approval, agreement, contract, lease, easement or other commitment included in the Properties if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof.

                                    ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

                  2.1 Representations and Warranties as to the Company and LADD. LADD represents and warrants to the Purchaser as of the date hereof (and to the extent provided for by Section 4.1.1 as of the Closing Date) as follows:

                  2.1.1 Corporate Status. (a) Corporate existence. LADD is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted. LADD is duly qualified and in good standing as a foreign corporation duly authorized to do business in all jurisdictions in which the failure to be so qualified would have a Material Adverse Effect on the Business.

                  (b) Authorization, etc. LADD has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate and shareholder action on the part of LADD and its shareholders. This Agreement has been duly executed and delivered by LADD and constitutes the legal, valid and binding obligation of LADD, enforceable against it in accordance with its terms.

                  2.1.2 Conflicts, Consents. (a) Conflicts. Except as set forth on Schedule 2.1.2, the execution and delivery of this Agreement by LADD, and the consummation by LADD of the transactions contemplated hereby in the manner contemplated hereby, will not conflict with or result in any violation of or default under (or any event that, with notice or lapse of time or both, would constitute a default under), require any consent under, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any provision of (i) the Articles of Incorporation or Bylaws of LADD, (ii) any mortgage, indenture, loan agreement, note, bond, deed of trust, other agreement, commitment or obligation for the borrowing of money or the obtaining of credit, material lease or other material agreement, contract, license, franchise, permit or instrument to which LADD is a party or by which LADD or any of the Property may be bound, or (iii) any judgment, order, decree, law, statute, rule or regulation applicable to LADD with respect to the Company or the Property which conflict, breach, or failure to receive such consent would have a Material Adverse Effect on the Business or any of the Property.

                  (b) Consents. Except as set forth in Schedule 2.1.2, no consent, approval, authorization, permit, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by LADD in connection with the execution and delivery of this Agreement or the consummation by LADD of the transactions contemplated hereby in the manner contemplated hereby, which failure of LADD to make or obtain would have a Material Adverse Effect on the Business or any of the Property.

                  2.1.3 Financial Information, Material Adverse Change. (a) Financial Statements. LADD has delivered to the Purchaser unaudited statements of earnings before interest and income taxes of the Company for the fiscal years ended January 1, 1994 and December 31, 1994 and unaudited balance sheets of the Company as of such dates (the "Annual Financials"), in each case prepared from and in accordance with the books and records of the Company as of, and for the period ended on, such date. LADD also has delivered to the Purchaser an unaudited statement of earnings before interest and income taxes for the nine
(9) month period ended September 30, 1995 and an unaudited balance sheet of the Company as of September 30, 1995 (the "Interim Financials"), prepared from and in accordance with the books and records of the Company as of, and for the period ended on, such date. The Annual Financials and Interim Financials are set forth in Schedule 2.1.3. The Annual Financials and the Interim Financials have been prepared in accordance with generally accepted accounting principles ("GAAP") and accounting practices utilized by subsidiaries and divisions of LADD consistently applied throughout the periods indicated and present fairly the financial condition of the Company at the respective dates indicated and (in the case of the Annual Financials) the results of operations of the Company for the respective periods indicated, except that the Interim Financials are subject to year-end audit adjustments.

                  (b) Material Adverse Change. Except as disclosed on Schedule 2.1.3, since September 30, 1995, there has been no change in the business, financial condition or prospects of the Company that could reasonably be expected to have a Material Adverse Effect on the Business.

                  2.1.4 No Liens. Except for Permitted Liens, the Company owns free and clear of any liens, claims, charges, options or encumbrances all of the personal property reflected in the Annual Financials and the Interim Financials, and all personal property acquired by the Company since September 30, 1995, except such personal property as has been disposed of between such date and the date hereof in the ordinary course of business and without violation of this Agreement. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY PROVIDED FOR HEREIN, ALL OF THE TANGIBLE ASSETS INCLUDED IN THE PROPERTIES ARE SOLD TO PURCHASER "AS IS" WITHOUT IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR INTENDED USE OR OTHERWISE.

                  2.1.5 Inventories. The inventories of the Company were acquired in the ordinary course of business and are free and clear of any liens, claims, charges, options, or encumbrances and are of a quality useable and salable in the ordinary course of business.

                  2.1.6 Real Property. The Company has good and marketable title in fee simple to the real property, including the plants, buildings and other improvements thereon, set forth and described in Schedule 2.1.6 hereto (the "Owned Real Property"), free and clear of any liens, claims, charges, options, encumbrances or encroachments, except for Permitted Liens. The Owned Real Property constitutes all of the real property reflected in the Annual Financials and the Interim Financials and all real property acquired by the Company since September 30, 1995. Schedule 2.1.6 sets forth all leasehold interests in real property and interests in timber tracts held by the Company at the Closing Date. Except for matters which individually and in the aggregate will not have a Material Adverse Effect, the buildings and operations of the Company are in compliance with all applicable ordinances, regulations and zoning laws and do not encroach on property of others.

                  2.1.7 Insurance. The assets, properties and business of the Company are insured under the various policies of general liability and other forms of insurance, as set forth on Schedule 2.1.7 hereof. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by the Company.

                  2.1.8 Litigation. Except as set forth in Schedule 2.1.8, there are no actions, suits or proceedings pending or, to the knowledge of LADD, threatened or any basis for any such actions, suits or proceedings against or affecting the Company or its respective properties, assets or business which would, individually or in the aggregate, if adversely decided against LADD, have a Material Adverse Effect on the Business or any of the Property or which would prevent or hinder the consummation of the transactions contemplated hereby.

                  2.1.9 Compliance with Laws, Permits. (a) Compliance with Laws. Except as set forth on Schedule 2.1.9, LADD is not, nor previously has it been, in violation of any applicable laws or regulations or any applicable orders, rules, writs, judgments, injunctions, decrees or ordinances applicable to the business or operations of the Company, the violation of which individually or in the aggregate would have a Material Adverse Effect on the Company.

                  (b) Permits. All necessary licenses, permits or orders with respect to the conduct of the Business, the absence of which would individually or in the aggregate have a Material Adverse Effect on the Business, have been obtained by LADD and are in effect as of the date hereof. All permits, licenses, orders, registrations, or other approvals of all federal, state, local or foreign governmental or regulatory bodies, the failure to obtain which would individually or in the aggregate have Material Adverse Effect on the Business, have been obtained, are set forth on Schedule 2.1.9 hereto, are in full force and effect, and, there has been neither any violation, suspension or cancellation thereof nor any basis for any such claim.

                  2.1.10 Tax Matters. LADD has timely filed all federal, foreign, state and local tax returns and other tax reports required to be filed and has paid, or set up an adequate reserve for the payment of, all federal, foreign, state and local income taxes and other taxes with respect to the Business (including, without limitation, all franchise, property, sales, use, excise, intangible, employment taxes, and all such other taxes along with all federal, foreign, state and local income taxes with respect to the Business being defined collectively as "Taxes") required to be paid in respect of the periods covered by such returns, has set up an adequate reserve for the payment of all Taxes anticipated to be payable in respect of the period subsequent to the last of such periods. LADD is not delinquent in the payment of any Taxes, has not waived any statute of limitations in respect of Taxes, and has not requested or agreed to any extension of time within which to file any tax return or report or with respect to a tax assessment or deficiency. No deficiencies for Taxes have been assessed or asserted, and LADD knows of no unresolved questions or claims concerning the Tax liability relating to the Company.

                  2.1.11 Brokers, Finders. The Company and LADD have not retained any broker or finder in connection with the transactions contemplated hereby so as to give rise to any claim against the Purchaser for any brokerage or finder's commission, fee or similar compensation, except that Stump Financial Corporation and Stump & Company have acted as financial advisor to LADD and their fees and expenses will be paid by LADD.

                  2.1.12 Absence of Certain Changes. Except as set forth in
Schedule 2.1.12, since September 30, 1995, LADD has not with respect to the
Company:

                  (a) mortgaged, pledged or subjected to any lien, lease, security interest or other charge or encumbrance any of the Properties, except in the ordinary course of business and the same shall nevertheless be discharged on or before the Closing Date;

                  (b) acquired or disposed of any assets or properties, or entered into any agreement or other arrangements for any such acquisition or disposition, which individually or collectively are material;

                  (c) increased the wages, salaries, compensation, pension or other benefits payable to any employee other than in accordance with the normal compensation and benefits policies of the Company, or granted any severance or termination pay, or entered into any employment, severance or consulting agreement or arrangement with any officer or salaried employee that is not terminable by the employer without cause and without penalty;

                  (d) forgiven or cancelled any material debts or claims or waived any material rights of value other than intercompany debts, claims or rights and other than in the ordinary course of business and regular course intercompany dividends and transfers;

                  (e) suffered any damage, destruction or loss (whether or not covered by insurance) affecting the Properties that could reasonably be expected to have a Material Adverse Effect on the Business;

                  (f) suffered any strike or other labor trouble affecting its business or operations that could reasonably be expected to have a Material Adverse Effect on the Business;

                  (g) suffered or experienced any change in relations with or loss of any employees or customers that could reasonably be expected to have a Material Adverse Effect on the Business;

                  (h) changed any method of accounting or accounting practice or policy of the Company;

                  (i) conducted its business other than in the ordinary course, except as required by this Agreement;

                  (j) settled or compromised any claim, suit or cause of action involving more than $35,000;

                  (k) materially altered its collection practices with respect to accounts receivable;

                  (l) materially altered its payment practices with respect to accounts payable; or

                  (m) made any capital expenditures or commitments therefor outside the ordinary course of business in excess of $35,000.

                  2.1.13 Material Agreements. Except for the contracts, franchises, agreements, plans, leases and licenses described in Schedule 2.1.13 hereto, the Company is not a party to or subject to:

                  (a) any written employment contract or any other agreement relating to compensation or severance payments with any officer, consultant, or employee;

                  (b) any plan or contract or arrangement providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or health or other benefits for employees, and none of these listed in Schedule
2.1.13 is a "multi-employer plan" within the meaning of ERISA section
4001(a)(3);

                  (c)      any contract or agreement with any labor union;

                  (d) any lease (other than leases of real property described in Schedule 2.1.6 hereto) involving payment of annual rentals in excess of $35,000;

                  (e) any contract or agreement for the purchase of any materials, services, or supplies involving annual payments in excess of $35,000 and of more than one year in duration;

                  (f) any contract or agreement for the purchase of equipment or any construction or other contract or agreement, not otherwise covered by this
Section 2.1.13, involving annual payments in excess of $35,000 or of more than one year in duration;

                  (g) any contract or agreement for the sale of its products exceeding $35,000 on an annual basis and of more than one year in duration;

                  (h) any contract or agreement with an agent, sales representative, dealer or other distributor of products of the Company;

                  (i) any contract or agreement, not otherwise covered by this
Section 2.1.13, containing covenants limiting the freedom of the Company to compete in any line of business or with any person or in any geographic area;

                  (j) any license or franchise agreement in which the Company is the licensor or franchisor;

                  (k) any license or franchise agreement in which the Company is the licensee or franchisee;

                  (l) any contract or agreement, not of the type covered by any of the other items of this Section 2.1.13, which, with respect to the Company, involves the payment or receipt by LADD of $35,000 or more in any one year or which by its terms is either (i) not to be fully performed by LADD prior to one year from the date hereof, or (ii) does not terminate, or is not terminable, by and without penalty to LADD prior to one year from the date hereof.

                  All contracts, franchises, agreements, plans, leases and licenses described in Schedule 2.1.13 (the "Material Agreements") are valid and in full force and effect and LADD (or, to the knowledge of LADD, any other party to such Material Agreements) has not breached any material provision of, and is not in default in any material respect under the terms of, any such Material Agreement. Schedule 2.1.13 correctly identifies and specially designates thereon each Material Agreement which is or might be terminable by any other party upon the change of control of the Company.

                  2.1.14 Intellectual Property. Schedule 2.1.14 contains a list of all trademarks, service marks, patents and patent applications, trade names and copyrights, whether registered or not, owned by LADD or in which it has an interest by license, agreement, shop right, common law, or otherwise and which are used by the Company or material to the conduct of the Business, and LADD owns and will convey all such rights as are necessary for the conduct of the Business as it is now being conducted. There are no claims or proceedings pending or, to the knowledge of LADD, threatened against LADD or the Company asserting that LADD or the Company has or is infringing any patent, trademark, service mark, copyright or trade name of any third party. Nor, to the knowledge of LADD is there any basis for any such claim to be asserted.

                  2.1.15 Labor Matters. Except as set forth on Schedule 2.1.15, there has been no work stoppage or slowdown or other labor difficulties relating to the Company that has had or could reasonably be expected to have a Material Adverse Effect on the Business. Except as set forth on Schedule 2.1.15, LADD is not a party to any collective bargaining agreement with any labor union or similar organization with respect to the Business, nor does LADD know of any such organization which represents or claims to represent any of the Company's employees or is currently seeking to represent or organize any employees of the Company. Schedule 2.1.15 contains a complete and accurate list of all employees of the Business and their rates of compensation as of the date of this Agreement.

                  2.1.16 No Judgments or Orders. With respect to the Business, LADD is not a party to or subject to any judgment, order or decree entered in any action or proceeding brought by any governmental agency or any other party enjoining it in respect of any business practice or the conduct of business in any area or the acquisition of any property.

                  2.1.17 Affiliate Transactions. Except as reflected in the Annual Financials, the Interim Financials or otherwise set forth in Schedule 2.1.17, there are no transactions involving LADD arising out of any transaction with the Company (other than for services as employees, officers and directors), including, without limitation, any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from LADD or any affiliate of LADD.

                  2.1.18 Environmental. Except as set forth on Schedule 2.1.18, with respect to the Business:

                  (i) (A) LADD is not in violation in any material respect of any Environmental Laws; (B) no lien has been attached to any real or personal property of the Company pursuant to any Environmental Laws; (C) there has been no treatment, storage, disposal or release of any Hazardous Materials by LADD on any property currently owned, operated, or leased by LADD that could reasonably be expected to lead to a material liability; (D) there are no sites, locations or operations at which LADD is currently undertaking, or has completed, or has been advised to undertake, any remedial or response action relating to any such disposal or release, as required by Environmental Laws; (E) LADD has obtained, and is in compliance with, all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws ("Environmental Permits"), and all such Environmental Permits are transferable under the circumstances presented by the current transaction; (F) LADD has not received notice of any civil, criminal or administrative claims, actions, suits, hearings, investigations, or proceedings pending or threatened that are based on or related to any Environmental Laws; (G) all underground storage tanks and solid waste disposal facilities owned or operated by the Company are used and operated in compliance in all material respects with Environmental Laws; (H) there are no polychlorinated biphenyls ("PCBs") in any equipment on, about, under or within any of such properties; and (I) there is no friable asbestos or, to LADD's knowledge, other Hazardous Materials at, on, about, under or within any of such properties other than those Hazardous Materials utilized in the ordinary course of the Business in compliance with Environmental Laws.

                  (ii) Schedule 2.1.18 sets forth every site that is listed on either the Comprehensive Environmental Response, Compensation and Liability Act Information System ("CERCLIS") data base or a similar state, provincial, regional, territorial, municipal, local or foreign law list with respect to which LADD has received notice from the United States Environmental Protection Agency or a state, provincial, regional, territorial, municipal, local or foreign agency that it is or may be considered to be a potentially responsible party under any

Environmental Law. LADD has not received any notice from any governmental agency of any violation of Environmental Laws or any condition on any property where the Company has caused Hazardous Materials to be disposed of which would require any remedial action or removal action, as such terms are defined in applicable Environmental Laws.

                  (iii) For purposes of this Section 2.1.18, the term "Environmental Laws" shall mean any federal, state, provincial, regional, territorial, municipal, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, injunction or other authorization, including the requirement to register underground storage tanks, relating to: (A) emissions, discharges, releases or threatened releases at any time of Hazardous Materials into the natural environment, including, without limitation, into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land; (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials; or (C) otherwise relating to pollution or the protection of health or safety or the environment, solid waste handling, treatment or disposal or operation or reclamation of mines.

                  (iv) For purposes of this Section 2.1.18, the term "Hazardous Materials" shall mean: (1) hazardous materials, contaminants, constituents, hazardous wastes and hazardous substances as those terms are defined in any of the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. ss. 9601 et seq., the Clean Water Act, 33 U.S.C. ss. 1251 et seq., the Toxic Substance Control Act, 15 U.S.C. ss. 2601 et seq., (2) petroleum, including crude oil and any fractions thereof, (3) natural gas, synthetic gas and any mixtures thereof, (4) asbestos and/or asbestos-containing materials, (5) PCBs, or PCB-containing materials or fluids, (6) any other substances with respect to which any federal, state or local agency or other governmental authority may require either an environmental investigation or environmental remediation, and (7) any other hazardous or noxious substance, materials, pollutant or solid or liquid waste that is regulated by any Environmental Laws.

                  2.1.19 Suppliers and Customers. Each customer accounting for more than five (5) percent of the sales of the Business in any of the last two years, and each material supplier of the Business is listed on Schedule 2.1.19. LADD has not been notified that any such customer or supplier has indicated that it intends to materially reduce the amount of business it will do with LADD or with the Purchaser as the successor owner of the Business.

                  2.1.20 Disclosure. To LADD's knowledge, this Agreement, the Schedules hereto and the certificates and other documents furnished by LADD to the Purchaser pursuant hereto, taken as a whole, do not as of their respective dates contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein and therein not misleading. No officer, director or employee of LADD or any other person except those named in Schedule 7.8 has been authorized to give any information or to make any representation in connection with the transactions contemplated hereby other than those contained herein and in any certificates or documents furnished pursuant hereto and, if given or made, such information or representation may not be relied upon as having been authorized by LADD.

                  2.2 Representations and Warranties of Purchaser. The Purchaser represents and warrants to LADD as of the date hereof as follows:

                  2.2.1 Purchaser's Status. The Purchaser is a limited liability company duly formed and validly existing under the laws of the State of Delaware.

                  2.2.2 Authorization, etc. The Purchaser has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

                  2.2.3 Conflicts, Consents. (a) Conflicts. The execution and delivery of this Agreement by the Purchaser, and the consummation by the Purchaser of the transactions contemplated hereby in the manner contemplated hereby, do not and will not conflict with or result in any violation of, or default under (or any event that, with notice or lapse of time or both, would constitute a default under), any provision of (i) the Certificate of Formation or Operating Agreement of the Purchaser, (ii) any material mortgage, indenture, loan agreement, note, bond, deed of trust, other agreement, commitment or obligation for the borrowing of money or the obtaining of credit, material lease or other material agreement, contract, license, franchise, permit or instrument to which the Purchaser is a party or by which it may be bound, or (iii) any judgment, order, decree, law, statute, rule or regulation applicable to the Purchaser.

                  (b) Consents. No consent, approval, authorization, permit, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by the Purchaser in connection with the execution and delivery by the Purchaser of this Agreement or the consummation by the Purchaser of the transactions contemplated hereby in the manner contemplated hereby.

                  2.2.4 Brokers, Finders. The Purchaser has not retained any broker or finder in connection with the transactions contemplated hereby so as to give rise to any valid claim against LADD or the Company for any brokerage or finder's commission, fee or similar compensation.

                                    ARTICLE 3
               CERTAIN COVENANTS PENDING AND FOLLOWING THE CLOSING

                  3.1 Access and Information; Confidentiality. Prior to the Closing, LADD will, with respect to the Business, (a) give to the Purchaser and its representatives full and free access to its properties, books, records, contracts and commitments upon reasonable notice during normal business hours, (b) furnish all such information and documents relating to the Properties and Business as the Purchaser may reasonably request, and (c) allow the Purchaser to discuss matters relating to the Company with the outside auditors, attorneys and such other representatives of LADD as are reasonably requested by the Purchaser. Unless and until the transactions contemplated hereby are consummated, the Purchaser shall use its best efforts to cause all information obtained by it or its representatives pursuant to this Agreement or in connection with the negotiation hereof to be treated as confidential, and except for such disclosure as is reasonably necessary to be made in connection with Purchaser's financing activities, Purchaser shall not use or disclose, or knowingly permit others to use or disclose, any such information in a manner detrimental to the Business. In the event of the termination of this Agreement, the Purchaser will use its best efforts cause to be kept confidential all information obtained from the Company.

                  3.2 Conduct of Business of the Company. Except as set forth in
Schedule 3.2, or as is otherwise specifically permitted or required by this Agreement, from the date hereof to the Closing, LADD will, with respect to the Business, (a) conduct its business only in the ordinary course in substantially the same manner as heretofore, (b) maintain and keep its properties and equipment in such repair, working order and condition as is sufficient for the operation of the Business in the ordinary course, (c) keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it (to the extent available on commercially reasonable terms in the case of any renewal or replacement policies), (d) perform in all material respects all of its obligations under all contracts and commitments applicable to the Business or Properties, (e) use its best efforts to maintain and preserve the Company's business organization intact, and maintain satisfactory relationships with employees, suppliers, distributors and customers so that they will be preserved after the Closing, (f) maintain its books of account and records in the usual and regular manner, (g) comply in all material respects with all laws and regulations applicable to it and to the conduct of the Business, (h) not make any material commitments or expenditures other than those previously disclosed to and approved by Purchaser, (i) promptly advise the Purchaser in writing of any emergency or other change in the normal course of business or in the operations of the Business and of any governmental or any other third party complaints, investigations or hearings (or communications indicating that the same may be contemplated), (j) promptly advise the Purchaser of any material adverse change in the business, operations or financial condition of the Business, (k) use its best efforts to insure that the representations and warranties contained in Section 2 hereof shall be true and correct as of the Closing Date and (l) not take any action described in Section
2.1.12 hereof.

                  3.3 Efforts to Consummate Transaction. Subject to the terms and conditions herein provided, each of the parties agrees to perform each of its express covenants in this Agreement and to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations and otherwise to consummate and make effective the transactions contemplated hereby in accordance with the terms of this Agreement.

                  3.4 Employee Matters. LADD shall make no announcement or general communication to its employees regarding this transaction except that the parties shall make a joint announcement in a manner agreed upon by them at an appropriate time prior to the Closing. Purchaser shall offer "at-will" employment to each of the present employees of the Business, but with no express or implied promise of continued employment. Purchaser shall afford or cause to be afforded health, life, disability and severance pay benefits and participation in bonus, savings, incentive and retirement plans of Purchaser to such employees which, in the aggregate, are no less favorable to such employees than the benefits applicable to Purchaser's similarly situated employees of Springfield Forest Product and Fitzgerald Forest Products, taking into account geographic and other similar relevant factors. Purchaser shall grant employees credit for all service with LADD and the affiliates hereof through the Closing Date for purposes of vacation and all other existing benefit plans as described above, to the extent permitted by the terms of such plans; provided, however, that LADD shall pay, and Purchaser shall have no liability for, all accrued and untaken or unpaid vacation, sick leave, personal leave and similar accrued entitlements of all its employees, including, without limitation, post-retirement medical, health care, pension and other employee retirement benefits. No employee is intended to be a third party beneficiary of, and no employee may enforce, directly or indirectly, the covenants of this Section 3.4 or any other provision of this Agreement.

                  3.5 Consents and Approvals; Releases. LADD shall use its best efforts (without the obligation to make any extraordinary payment or extraordinary concession to any third party) promptly to obtain all consents from parties to the Material Agreements, which are required by the terms thereof, this Agreement or otherwise for the due and punctual consummation of the transactions contemplated by this Agreement. Purchaser will cooperate with LADD in obtaining such consents and Agreements. LADD shall also cooperate with and assist Purchaser and its authorized representatives in order to provide an efficient transfer of the control and management of the Business and to avoid any undue interruption in the activities and operations of the Business following the Closing Date.

                  3.6 Collection of Receivables. Purchaser is not acquiring any of LADD's accounts receivable, but the parties wish to agree on a convenient and fair method of collecting their respective accounts. Shortly before the Closing, the parties shall agree upon and send to each customer of the Business a notification of the impending sale and advising them where to direct their payments and requesting them to designate on their payments the specific invoices being paid. The parties shall apply payments in accordance with such designation and shall hold in trust and pay over to each other amounts erroneously directed. The parties may establish such other procedures as they may desire with regard to the collection of receivables.

                  3.7 Non-Competition. (a) For a period of two years following the Closing (the "Non-Competition Period"), LADD will not in the continental United States engage or participate in competition, directly or indirectly (whether as a holder of an equity or debt investment, lender or in any other manner or capacity) in any business which is in competition with the Business as the same is conducted as of Closing.

                  (b) Notwithstanding the foregoing, the following shall not be deemed a breach by LADD of the prohibitions set forth in Section 3.7(a) above:
(i) ownership by LADD for
investment of less than five percent (5%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or actively traded in the over-the-counter market nor (ii) the manufacture, marketing and sale amongst LADD and its affiliates of lines of products currently manufactured, marketed and sold by LADD or any of its affiliates or lines of products reasonably similar to such current lines of products, whether or not such lines of products compete directly or indirectly with the Business. Further, LADD shall not be prohibited from acquiring and operating any business which is competitive with the Business provided that (x) such acquired competitive business constitutes less than twenty-five percent (25%) of the annual net sales of any entity acquired, (y) to the extent such acquired business does not at the time of such acquisition serve or sell products to those customers of the Business listed on Schedule 3.7(b) (the "Customers"), such acquired entity will not deal in a competitive manner with any of the Customers during the Non-Competition Period, and (z) to the extent that such acquired business does at the time of such acquisition serve or sell products to any Customers, LADD will not increase such service or sales except to the extent required by oral or written supply agreements or contracts in existence prior to the date of acquisition.

                  (c) LADD acknowledges that the covenants contained in this
Section 3.7 are reasonable and necessary to protect the legitimate interests of Purchaser and that any breach or threatened breach of such covenants will result in irreparable injury to Purchaser and that the remedy at law for such breach or threatened breach would be inadequate. Accordingly, LADD agrees that Purchaser shall, in addition to any other rights or remedies which it may have, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain LADD from any breach or threatened breach of this Section 3.7. The arbitration provisions of Section
7.11 of this Agreement do not apply to contests or proceedings arising under this Section 3.7. The prevailing party in any contest or proceeding under this
Section 3.7 shall be entitled to reasonable attorneys' fees from the non-prevailing party in any such action or proceeding.

                                    ARTICLE 4
                              CONDITIONS PRECEDENT

                  4.1 Conditions to Obligations of Purchaser. The obligations of the Purchaser under this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived by the Purchaser at its sole discretion:

                  4.1.1 Representations, Performance, etc. The representations and warranties of the LADD contained in Section 2.1 that are not conditioned as to materiality shall be true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except as modified by transactions permitted by this Agreement, and all representations and warranties of LADD that are so qualified as to materiality shall be true and correct at and as of the Closing Date with the same effect as though made at and as of the Closing Date. LADD shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date. LADD shall have delivered to the Purchaser a certificate of LADD signed by an officer of LADD familiar with the transactions contemplated by this Agreement.

                  4.1.2 Opinion of Counsel. The Purchaser shall have received a favorable opinion in form and substance reasonably acceptable to counsel to Purchaser, addressed to the Purchaser and dated the Closing Date, of Petree Stockton, L.L.P., counsel to LADD.

                  4.1.3 Certain Approvals, etc. All consents and approvals from governmental authorities and third parties required to be obtained by LADD or by Purchaser to consummate the transactions contemplated hereby shall have been obtained, other than any consents and approvals of third parties in respect of any contract or agreement of the Company (not involving the borrowing of money) in respect of which the failure to obtain such consent or approval, either in any case or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Business.

                  4.1.4 No Injunction; Other Litigation. No injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect, and there shall be no other litigation, including any condemnation action or eminent domain proceeding, filed or threatened with respect to this transaction or any of the Property, which, if decided adversely, could reasonably be expected to have a Material Adverse Effect on the Business or on Purchaser.

                  4.1.5 No Material Adverse Changes. From the date hereof to the Closing Date, there has been no material adverse change in the business, assets, operations, prospects or financial condition of the Business, whether or not insured.

                  4.1.6 Title Insurance; Survey. Purchaser shall have obtained, at its expense, an ALTA Owners Form title insurance policy, or an irrevocable commitment therefor, insuring good and marketable title in fee simple to the Owned Real Property, free and clear of all liens, claims and encumbrances, except only for Permitted Liens, utility easements and other encumbrances of record that do not materially adversely affect title to the Owned Real Property and which would be acceptable to a reasonable buyer. Correct surveys shall have been prepared, at Purchaser's expense, and certified to Purchaser, showing the boundaries of and the location of the Owned Real Property and the locations and all improvements, which surveys shall be reasonably acceptable to Purchaser.

                  4.1.7 Environmental Remediation. LADD shall use its best efforts to complete remediation of Underground Storage Tank sites for petroleum compounds and asbestos removal on the old boiler and the Coe veneer dryer, as more particularly described in the ERM-Southeast Report, and such remediation shall have been completed at LADD's sole cost prior to the Closing, and if completion prior to the Closing is not feasible, LADD shall have established a program for such completion satisfactory to Purchaser, including such assurances as Purchaser may reasonably require of LADD's financial capacity to complete such program. The provisions of this Section 4.1.9 shall supplement and not reduce LADD's obligations under Section 6.1.

                  4.2 Conditions to Obligations of LADD. The obligations of LADD under this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived by LADD in its sole discretion:

                  4.2.1 Representations, Performance, etc. The representations and warranties of the Purchaser contained in Section 2.2 that are not conditioned as to materiality shall be true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except as modified by transactions permitted by this Agreement, and all representations and warranties of the Purchaser that are so qualified as to materiality shall be true and correct at and as of the Closing Date with the same effect as though made at and as of the Closing Date. The Purchaser shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date. The Purchaser shall have delivered to LADD a certificate of the Purchaser signed by an officer of the Purchaser familiar with the transactions contemplated by this Agreement, dated the Closing Date, to the effect set forth above in this Section 4.2.1.

                  4.2.2 Opinion of Counsel. LADD shall have received a favorable opinion, addressed to it and dated the Closing Date, of Crosby, Heafey, Roach & May Professional Corporation, counsel for the Purchaser, in substantially the form attached hereto as Exhibit 4.2.2.

                  4.2.3 Certain Approvals, etc. All consents and approvals from governmental authorities and third parties required to be obtained by the Purchaser or by LADD, including, without limitation, those referred to in
Section 6.1(b)(vi), to consummate the transactions contemplated hereby shall have been obtained, other than any consents and approvals of third parties in respect of any contract or agreement of the Purchaser (not involving the borrowing of money) in respect of which the failure to obtain such consent or approval, either in any case or in the aggregate, could not reasonably be expected to have a material adverse effect on the transactions contemplated hereby.

                  4.2.4 No Injunction. No injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect.

                  4.2.5 Purchase Price. LADD shall have received from Purchaser the Purchase Price.

                                    ARTICLE 5
                                   TERMINATION

                  5.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing Date in the circumstances set forth in this
Section 5.1 by delivering written notice of such termination.

                  5.1.1 Termination by LADD. This Agreement may be terminated by LADD upon the happening of an occurrence or circumstance which will result in a failure to satisfy any of the conditions set forth in Section 4.2 and the Purchaser shall have failed to satisfy such a condition within 20 days after notice by LADD.

                  5.1.2 Termination by Purchaser. This Agreement may be terminated by the Purchaser upon the happening of an occurrence or circumstance which will result in the failure to satisfy any of the conditions set forth in
Section 4.1 and LADD shall have failed to satisfy such a condition within 20 days after notice by the Purchaser.

                  5.1.3 Termination by Either Party. This Agreement may be terminated by either the Purchaser or LADD if (i) the representations and warranties of the other party shall prove not to have been true in all material respects as of the date when made, (ii) events shall have occurred subsequent to the date hereof as a result of which the representations and warranties of the other party could not be true in all material respects as of the Closing Date, unless the occurrence of such events shall be due to the failure of the party seeking to terminate this

Agreement to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by such party prior to the Closing, or (iii) the Closing shall not have occurred prior to December 28, 1995 (or such other date as may be mutually agreed to by the parties) through no fault of the terminating party.

                  5.2 Effect of Termination. If this Agreement is terminated as permitted under Section 5.1 by a party without any breach of this Agreement by the other, such termination shall be without liability of or to any party to this Agreement or any shareholder, partner, director, officer, employee or agent of such party. The provisions of Sections 3.1 and 5.2 shall survive any such termination. If this Agreement is terminated a party as a result of a breach by the other, the terminating party shall have all rights and remedies therefor under this Agreement, at law or in equity. If, having a right to do so by reason of the breach of the other, a party does not terminate this Agreement, but nevertheless proceeds with the Closing, that party shall retain all its rights and remedies against the breaching party.

                                    ARTICLE 6
                                 INDEMNIFICATION

                  6.1 Indemnification by LADD. (a) LADD agrees to indemnify and hold harmless Purchaser and its affiliates, successors and assigns from and against any and all (a) liabilities, losses, costs or damages ("Loss") and (b) reasonable attorneys' and accountants' fees and expenses, court costs and all other reasonable out-of-pocket expenses ("Expense") incurred by Purchaser, its affiliates, successors and assigns in connection with or arising from:

                           (i) any breach by LADD of any warranty or the
                  inaccuracy of any representation of LADD contained in this Agreement;

                           (ii) any breach by LADD of any of its covenants in
                  this Agreement or in any agreement or instrument contemplated hereby; and

                           (iii) any condition of any of the Properties
                  involving any Hazardous Materials or Environmental Law which existed at the time of the Closing, whether or not such condition is disclosed in any Schedule to this Agreement or was otherwise known to Purchaser and particularly including those conditions disclosed in Section 10 of ERM-Southeast, Inc.'s report dated October 11, 1995 (the "ERM- Southeast Report"), and items (1), (2)(a) and (2)(d) listed on Schedule 2.1.18.

provided, however, that LADD shall be required to indemnify and hold harmless under clauses (i) and (ii) of this Section 6.1 with respect to such Loss and Expense incurred by Purchaser or its affiliates, successors and assigns only to the extent that the aggregate amount of such Loss and Expense exceeds $50,000, at which time claims hereunder may be asserted for all such claims in excess of the initial $50,000. The indemnification with respect to clause (iii) of this
Section 6.1 shall not be so limited with respect to those items requiring remediation pursuant to the ERM-Southeast Report, and, without limiting its obligations hereunder, LADD shall at its sole cost take all the actions recommended in the ERM-Southeast Report, for which Purchaser shall provide all necessary access to the Property. The indemnification provided for in this
Section 6.1 shall terminate eighteen (18) months after Closing Date (and no claims shall be made by any party indemnified under this Section 6.2 thereafter), except that the indemnification shall continue as to any Loss or Expense of which Purchaser or its affiliates, successors or assigns has notified LADD in accordance with the requirements of Section 6.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 6.1, as to which the obligation of LADD shall continue until the liability of LADD shall have been determined pursuant to this Article 6, and LADD shall have reimbursed Purchaser, its affiliates, successors or assigns for the full amount of such Loss and Expense in accordance with this Article 6.

                  (b)      In the event of any claim for indemnification under
Section 6.1 with respect an Environmental Claim:

                           (i) Purchaser shall provide reasonable access to the
                  premises of such of the Company's properties as may be necessary or appropriate to enable LADD and its employees, agents, attorneys, consultants and contractors to evaluate the claim and take remedial or other appropriate action;

                           (ii) Purchaser shall make available to LADD or its
                  representatives all information, records and other materials in the possession or control of Purchaser which are reasonably required by LADD for its use in connection with any claim, investigation or remedial action (it being understood that any such materials that constitute Confidential Information will be subject to the provisions of Section 7.16) and shall otherwise cooperate and assist LADD in connection with such claim, investigation or remedial action (including, where appropriate, providing testimony in connection with any litigation; provided, that in the event of such provision, LADD shall reimburse Purchaser for any Expense incurred in connection therewith);

                           (iii) LADD shall have the right and responsibility of
                  defending, remedying, compromising and settling any Environmental Claim and shall have the right to employ and control its own counsel, consultants and contractors in connection therewith. LADD shall have full control over any actions (including, without limitation, any remedial action, negotiation or litigation) in connection with any such Environmental Claim; provided, that (i) if a remedial or other action proposed to be taken by LADD in settlement of the Environmental Claim would materially and adversely affect the Purchaser's operations at a facility, such action shall not be taken without the prior written consent of Purchaser (which consent shall not unreasonably be withheld); (ii) LADD shall not compromise or settle any Environmental Claim without the consent of Purchaser (which consent shall not unreasonably be withheld); and (iii) in the event Purchaser shall unreasonably refuse to consent to the taking of any remedial or other action approved by applicable regulatory agencies in respect of, or the compromise or
                                                        29
                  settlement of, any Environmental Claim, LADD may elect to take over the defense of such Environmental Claim, and in any case, the liability of LADD shall not exceed the amount for which the Environmental Claim could have been settled plus the amount of Expense incurred by Purchaser prior to the time of the proposed settlement to which it is entitled to indemnification;

                           (iv) The obligations of LADD in respect of an
                  Environmental Claim (other than with respect to a claim for damage to or loss by a third party) shall be limited to the taking of such remedial actions as are necessary under the circumstances giving rise to such Environmental Claim, and reimbursement of any resulting Loss to Purchaser, and LADD shall not be liable for any effect upon the business operations of any of the facilities included in the properties (including without limitation, business interruption or loss of profits) caused by or resulting from remedial or other action taken by LADD in furtherance of its obligations hereunder, unless resulting from LADD's willful misconduct or gross negligence and LADD shall not be liable for any Loss or Expense resulting from actions taken or omitted by Purchaser on or after the Closing Date. Any Loss and Expense in respect of a violation of Environmental Law occurring both before and after the Closing Date shall be allocated between LADD and Purchaser on the basis of their relative participation in the release or discharge, with all materials contained in or on the Property sold hereunder at the time of the Closing to be the sole responsibility of LADD;

                           (v) Effective upon being indemnified as provided in
                  Section 6.1, Purchaser hereunder (A) transfers and assigns to LADD all rights and claims Purchaser has or may have against third parties for reimbursement or contribution; (B) agrees to execute such instruments and take such other actions as may be necessary or appropriate to transfer and assign the foregoing rights or claims to the latter; and (C) agrees to take such reasonable actions when and as necessary or appropriate to assist the latter to obtain reimbursement or contribution from third parties, but at the expense of LADD;

                           (vi) The parties to this Agreement shall use
                  reasonable efforts and shall cooperate with each other to obtain any necessary consent, transfer or reissuance of any governmentally issued environmental permits, licenses and registrations necessary to operate the Business as it was operated as of the Closing Date. LADD makes no representations or warranties with respect to whether or when such consent, transfer or reissuance will occur or whether such consent, transfer or reissuance will be conditioned upon new or additional requirements. LADD shall not be required to incur any liability or make any payment or concession to any third party in order to obtain such consent, transfer or reissuance; and

                           (vii) LADD and Purchaser agree that their respective
                  rights and obligations in respect of liabilities in respect of Environmental Laws as provided in this Agreement shall supersede any such rights and obligations either may have under any existing or future law.

                  6.2 Indemnification by Purchaser. Purchaser agrees to indemnify and hold harmless LADD and its respective affiliates, successors and assigns from and against any and all Loss and Expense incurred by them in connection with or arising from:

                           (i) any breach by Purchaser of any warranty or the
                  inaccuracy of any representation of Purchaser contained in this Agreement or in any agreement or instrument contemplated hereby;

                           (ii) any breach by Purchaser of any of its covenants
                  or agreements in this Agreement or any agreement or instrument contemplated hereby; and

                           (iii) any liability, Loss or Expense associated with
                  the business and operations of the Company by Purchaser occurring or arising after Closing.


The foregoing indemnification shall terminate eighteen (18) months after the Closing Date (and no claims shall be made by any party indemnified under this Section 6.2 thereafter) except that (y) the foregoing indemnification contained in Section 6.2(iii) shall survive without termination, and (z) except that the indemnification by Purchaser shall continue as to any Loss or Expense of which a party indemnified pursuant to this Section 6.2 has notified Purchaser in accordance with the requirements of Section 6.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 6.2, as to which the obligation of Purchaser shall continue until the liability of Purchaser shall have been determined pursuant to this Article 6, and Purchaser shall have reimbursed such party for the full amount of such Loss and Expense in accordance with this Article 6.

                  6.3 Notice of Claims. (a) If Purchaser or LADD believes that any of the persons indemnified under this Article 6 has suffered or incurred any Loss or incurred any Expense, Purchaser or LADD shall so notify the other promptly in writing describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement or other agreement, instrument or certificate delivered pursuant hereto in respect of which such Loss or Expense shall have occurred. If any action at law or suit in equity is instituted by or against a third party with respect to which any of the indemnified persons intends to claim any liability or expense as Loss or Expense under this Article 6, any such indemnified person shall promptly notify the indemnifying party of such action or suit. The failure to give such prompt notice, however, shall not bar a claim of indemnification except to the extent the indemnitor was actually prejudiced by such delay.

                  (b) In calculating any Loss or Expense there shall be deducted
(i) any insurance recovery in respect thereof (and no right of subrogation shall accrue hereunder to any insurer) and (ii) the amount of any actual net tax benefit to the indemnified person with respect
                                                        32
to such Loss or Expense (after giving effect to the tax effect of receipt of the indemnification payments). The amount of such tax benefit to the indemnified person shall be conclusively evidenced by a certificate of the chief financial officer of the indemnified person, absent manifest error.

                  (c) The amount to which an indemnified person shall be entitled under this Article 6 shall be determined by the written agreement between the indemnified person and the indemnifying party. If the parties are unable to agree upon such amount, the indemnifying party shall pay that amount agreed upon between the parties and the remainder shall be determined by a final judgment or decree of any court of competent jurisdiction upon an award of an arbitrator or arbitrators as provided in Section 7.11 or by any other means to which the indemnified person and the indemnifying party shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeal taken have been finally determined.

                  6.4 Third Party Claims. (a) Subject to Section 6.1(b)(iii) and 6.4(b), the persons indemnified under Sections 6.1 and 6.2 shall have the right to conduct and control, through counsel of their choosing, any third party claim, action or suit, and the persons indemnified may compromise or settle the same, provided that any of the indemnified persons shall give the indemnifying party advance notice of any proposed compromise or settlement. The indemnified persons shall permit the indemnifying party to participate in the defense of any such action or suit through counsel chosen by it, provided that the fees and expenses of such counsel shall be borne by the indemnifying party. Subject to
Section 6.1(b)(iii) and 6.4(b), any compromise or settlement with respect to a claim for money damages effected after the indemnifying party, by notice to the indemnified party, shall have disapproved such compromise or settlement and shall have unconditionally admitted its indemnification obligation and demonstrated its financial capacity to perform the same, shall discharge the indemnifying party from liability with respect to the subject matter thereof, and no amount in respect thereof shall be claimed as Loss or Expense under this
Article 6.

                  (b) If the remedy sought in any action or suit referred to in
Section 6.4(a) is solely money damages and will have no continuing effect on the business of any indemnified person, the indemnifying party shall have 30 business days after receipt of the notice referred to in the first sentence of
Section 6.4(a) to notify the indemnified persons that it admits unconditionally its indemnification obligation and that it elects to conduct and control such action or suit. If the indemnifying party does not give the foregoing notice, the indemnified persons shall have the right to defend, contest, settle or compromise such action or suit in the exercise of their exclusive discretion, and the indemnifying party shall, upon request from any of the indemnified persons, promptly pay to such indemnified persons in accordance with the other terms of this Article 6 the amount of any Loss resulting from its liability to the third party claimant and all related Expense. If the indemnifying party gives the foregoing notice, the indemnifying party shall have the right to undertake, conduct and control, through counsel of its own choosing and reasonably acceptable to the indemnified party and at the sole expense of the indemnifying party, the conduct and settlement of such action or suit, and the indemnified persons shall cooperate with the indemnifying party in connection therewith; provided that (w) the indemnifying party shall not settle or compromise any such action or suit without the indemnified party's prior written consent, unless the terms of such settlement or compromise release the indemnified party from any and all liability with respect to such action or suit, (x) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of any indemnified person;
(y) the indemnifying party shall permit the indemnified persons to participate in such conduct or settlement through counsel chosen by the indemnified persons, but the fees and expenses of such counsel shall be borne by the indemnified persons except as provided in clause (z) below; and (z) the indemnifying party shall agree promptly to reimburse to the extent required under this Article 6 the indemnified persons for the full amount of any Loss resulting from such action or suit and all related Expense incurred by the indemnified persons, except fees and expenses of counsel for the indemnified persons incurred after the assumption of the conduct and control of such action or suit by the indemnifying party. So long as the indemnifying party is contesting any such action or suit in good faith, the indemnified persons shall not pay or settle any such action or suit. Notwithstanding the foregoing, the indemnified persons shall have the right to pay or settle any
                                                        34
such action or suit, provided that in such event the indemnified persons shall waive the right to indemnity therefor by the indemnifying party, and no amount in respect thereof shall be claimed as Loss or Expense under this Article 6 unless the indemnified party in good faith believed that the indemnifying party might not be financially capable of performing in full its indemnification obligation.

                                    ARTICLE 7
                                  MISCELLANEOUS

                  7.1 Survival. Only those agreements and covenants of Purchaser and LADD which by their express terms apply in whole or in part after the Closing, including but not limited to the rights of indemnification contained in
Article 6, shall survive the Closing. Notwithstanding any otherwise applicable statute of limitations, all other agreements, covenants, representations and warranties of Purchaser and LADD in this Agreement shall be conditions to the Closing only and shall not survive the Closing.

                  7.2 Expenses. Each of LADD and the Purchaser shall assume and bear their own expenses, costs and fees incurred in the preparation and execution of this Agreement and compliance herewith, including attorneys' and accountants' fees, whether or not the purchase and sale provided for herein shall be consummated. LADD shall pay the fees and expenses of Stump Financial Corporation and Stump & Company.

                  7.3 Assignment; Successors; Parties in Interest. This Agreement shall not be assignable by any party hereto without the prior written consent of all of the other parties and any attempt to assign this Agreement without such consent shall be void and of no effect, except that Purchaser may assign its rights hereunder to an affiliated entity which assumes in writing all Purchaser's obligations, provided that no such assignment shall relieve Purchaser of any of its obligations hereunder to LADD. This Agreement shall inure to the benefit of, and be binding on and enforceable against, each party hereto and such permitted successors and assigns of the respective parties hereto, and nothing in this Agreement, express or implied, is intended to
                                                        35
confer upon any employee or affiliate of either party or any other person any rights or remedies of any nature whatsoever under this Agreement.

                  7.4 Amendment, Waiver and Modification. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only with the written consent signed by the party against which such change, waiver, discharge or termination is sought to be enforced.

                  7.5 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal processes in regard hereto shall be validly given, made or served, if in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by commercial courier or by telecopy (promptly confirmed in writing) to the following addresses (or at such other addresses for such party as shall be specified by like notice):

                  To LADD:

                  LADD Furniture, Inc.
                  One Plaza Center, Box HP-3
                  High Point, NC  27261-1500

                  Attention:        Richard R. Allen
                                    Chairman and Chief Executive Officer

                  Telecopy:         910/888-6344


                  With a copy to:
                  (which copy shall not constitute notice)

                  Petree Stockton, L.L.P.
                  1001 West Fourth Street
                  Winston-Salem, North Carolina  27101

                  Telecopy:         910/607-7505

                  Attention:        Robert E. Esleeck, Esq.

                  To the Purchaser:

                  Lea Lumber & Plywood, LLC
                  c/o The Springfield Group
                  72B Centennial Loop, Suite 1
                  Eugene, OR  97401

                  Attention:        James B. Ehren
                                    Vice President/CFO

                  Telecopy:         503/683-8758


                  With a copy to:
                  (which copy shall not constitute notice)

                  Crosby, Heafey, Roach & May
                  Professional Corporation
                  1999 Harrison Street
                  Oakland, CA  94612

                  Telecopy:         510/763-8898

                  Attention:        Sean M. Rhatigan, Esq.


                  7.6 Access After Closing. Each party shall retain for a period of six years following Closing all books and records within its possession or control which relate to the operation and conduct of the Business prior to Closing. Each party will provide the other party, at the requesting party's expense, with copies of documents reasonably needed by the requesting party, including employee immigration forms, related to the operation of the Business, subject to the proprietary rights of third parties and requirements of confidentiality. Each party shall provide to the other party and its representatives reasonable access during normal business hours to copies of all such books and records upon request by the other party hereto. LADD will cooperate with Purchaser with respect to the continuation or transfer of the following services upon mutually agreeable terms at market rates for a period not to exceed one year unless mutually agreeable to the parties: payroll/human resources, general ledger, accounts payable, accounts receivable, fixed asset, medical claims processing, order processing, cost accounting and applicable telephone linkages.

                  7.7 Best Efforts. Each party agrees to perform each of its covenants and obligations under this Agreement and otherwise to use its best efforts to satisfy the conditions to the Closing set forth in this Agreement and otherwise to consummate the transactions contemplated by this Agreement.

                  7.8 Knowledge. For the purposes of the representations and warranties of LADD contained in this Agreement, the knowledge of LADD, shall be deemed to consist solely of the actual knowledge of those individuals listed on
Schedule 7.8 after conducting such inquiry as is reasonable in the circumstances.

                  7.9 Sales and Transfer Taxes. Any sales tax payable by reason of the transfer and conveyance of the Properties hereunder and any documentary stamps or transfer taxes payable by reason of the real estate or interests therein included in the Properties shall be paid by LADD.

                  7.10 Severability. If any term or provision of this Agreement is held by a court or other authority of competent jurisdiction to be invalid, void or unenforceable, the remaining terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                  7.11 Arbitration. The parties hereto agree to submit to arbitration any and all matters in dispute or in controversy among them concerning the terms and provisions of this Agreement. All such disputes and controversies shall be determined and adjudged by the arbitrators, pursuant to the Federal Arbitration Act and the hearing shall be held in Greensboro, North Carolina. The selection of arbitrators and the procedure shall be in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The parties shall be entitled to reasonable discovery as determined by the arbitrators. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction. The expenses of the arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay for and bear the costs of their own experts, evidence and counsel's fees, except that in the discretion of the arbitrator, any award may include the costs of a party's counsel if the arbitrator expressly determines that the party against whom such award is entered has caused the dispute, controversy or claim to be submitted to arbitration as a dilatory tactic.

                  7.12 Schedules and Exhibits. The Schedules and Exhibits are a part of this Agreement as if fully set forth herein. All references to Sections, subsections, Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Disclosure of any factor items in any Schedule hereto referenced by a particular section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other section, be deemed to be disclosed with respect to that other section whether or not an explicit cross-reference appears.

                  7.13 Bulk Sales Law. Purchaser hereby waives compliance by LADD with any applicable bulk sales law, and LADD agrees to indemnify and hold Purchaser harmless from and against any liability thereunder or from failure to comply therewith; provided, however, that (i) this indemnity shall not affect the obligation of Purchaser to pay and discharge the Assumed Liabilities and
(ii) no indemnity is made under this Section 7.13 with respect to the Assumed Liabilities.

                  7.14 Allocation of Purchase Price. The parties shall negotiate in good faith and agree to an allocation of the Purchase Price prior to Closing. Each party will report this transaction under Section 1060 of the Code (on IRS Form 8594) in accordance with this allocation of the Purchase Price.

                  7.15 Definitions. As used in this Agreement, the following terms have the meaning specified or referred to in this Section 7.15:

                  (a) "Agreement" shall have the meaning set forth on Page 1 of this Agreement.

                  (b) "Annual Financials" shall have the meaning set forth in
Section 2.1.3(a).

                  (c) "Assumed Liabilities" shall have the meaning set forth in
Section 1.4(a).

                  (d) "Business" shall have the meaning set forth in the recitals to this Agreement.

                  (e) "CERCLIS" shall have the meaning set forth in Section 2.1.18(ii).

                  (f) "Closing" shall have the meaning set forth in Section 1.2.

                  (g) "Closing Date" shall have the meaning set forth in Section 1.2.

                  (h) "Company" shall have the meaning set forth on Page 1 of this Agreement.

                  (i) "Customers" shall have the meaning set forth in Section 3.7(b) of this Agreement.

                  (j) "Environmental Claim" shall mean any claim with respect to indemnification relating to any environmental matters.

                  (k) "Environmental Laws" shall have the meaning set forth in
Section 2.1.18(iii).

                  (l) "Environmental Permits" shall have the meaning set forth in Section 2.1.18(i).

                  (m) "ERM-Southeast Report" shall have the meaning set forth in
Section 6.1(a)(iii).

                  (n) "Escrow Agent" means the escrow agent identified in
Section 1.5.

                  (o) "Excluded Liabilities" shall have the meaning set forth in
Section 1.4(b).

                  (p) "GAAP" shall have the meaning set forth in Section
2.1.3(a).

                  (q) "Hazardous Materials" shall have the meaning set forth in
Section 2.1.18(iv).

                  (r) "Interim Financials" shall have the meaning set forth in
Section 2.1.3(a).

                  (s) "LADD" shall have the meaning set forth on Page 1 of this Agreement.

                  (t) "Liens" means, with respect to any assets or properties (whether real, personal or mixed or tangible or intangible), any mortgage, pledge, option, escrow, hypothecation, lien, security interest, financing statement, lease, charge, encumbrances, easement, conditional sale or other title retention or security agreement or any other similar restriction, claim or right of others, on, in, or with respect to such assets or properties, whether arising by contract, operation of law or otherwise.

                  (u) "Loss and Expenses" shall have the meaning set forth in
Section 6.1.

                  (v) "Material Adverse Effect" shall mean a material adverse effect on the business, properties, assets (tangible and intangible) or financial condition or results of operations of the Business; provided that an event, change or effect that arises from general economic conditions or that otherwise affects the furniture industry generally shall not be considered material or to have a material adverse effect on the Business.

                  (w) "Material Agreements" shall have the meaning set forth in
Section 2.1.13.

                  (x) "Non-Competition Period" shall have the meaning set forth in Section 3.7(a).

                  (y) "Owned Real Property" shall have the meaning set forth in
Section 2.1.6.

                  (z) "PCBs" shall have the meaning set forth in Section 2.1.18(i).

                  (aa) "Permitted Liens" means (i) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto have been deposited with Purchaser; (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of the Business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto have been deposited with Purchaser; (iii) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation; (iv) deposits to secure the performance of any or all of the following: bids, trade contracts (other than for borrowed money), leases (other than financing leases), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of the Business;
(v) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of the Business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the Business; (vi) such imperfections or irregularities of title and encumbrances, if any, as are not substantial in character, amount or extent so as to materially detract from the value or interfere with the present use of the properties affected thereby or otherwise materially impair present business operations; and (vii) those liens or encumbrances described on Schedule 7.15 attached hereto.

                  (bb) "Properties" or "Property "shall have the meaning set forth in Section 1.1.

                  (cc) "Purchase Price" shall have the meaning set forth in
Section 1.3.

                  (dd) "Purchaser" shall have the meaning set forth on Page 1 of this Agreement.

                  (ee) "Taxes" shall have the meaning set forth in Section
2.1.10.

                  7.16 Confidential Nature of Information. Subject only to necessary disclosure in connection with Purchaser's financing, each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) such party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (ii) is known to the public and did not become so known through any violation of a legal obligation, (iii) became known to the public through no fault of such party or (iv) is later lawfully acquired by such party from other sources, and following the Closing, Purchaser shall have no obligation to treat documents, materials and other information concerning the Company in confidence.

                  7.17 Public Announcement. Neither LADD nor Purchaser will make, directly or indirectly, any public announcement with respect to this transaction without the prior written approval of the other party, except as required by law.

                  7.18 Captions. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  7.19 Entire Agreement. This Agreement (including the Schedules and Exhibits) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                  7.20 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

                  7.21 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of North Carolina, without giving effect to the conflict of laws rules thereof. Each party hereto consents to the personal jurisdiction of such State and voluntarily submits to the jurisdiction of the courts of such State in any action or proceeding with respect to this Agreement, including the federal courts located in such State without waiving its right to remove any matter to a federal court sitting in North Carolina based on diversity or other grounds for federal jurisdiction.

                  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                      LADD:

                                      LADD FURNITURE, INC.

                                      By: (Signature of Richard R. Allen)
                                               Chairman and Chief Executive
                                               Officer


                                      PURCHASER:

                                      LEA LUMBER & PLYWOOD, LLC

                                      By: (Signature of Richard T. Baldwin)
                                      Title: Manager
                                             President & CEO


                  The undersigned hereby absolutely and unconditionally (with the exception of the conditions precedent to Purchaser's obligations to close under the terms of the Asset Purchase Agreement described below) guarantees, as primary obligor and not merely as a surety, the faithful and full payment and performance of all obligations and liabilities of Lea Lumber & Plywood, LLC ("Purchaser") under the terms of the Asset Purchase Agreement dated as of November 6, 1995, between Purchaser and LADD Furniture, Inc. ("LADD") (the "Agreement"). The undersigned agrees that in the event Purchaser fails to perform its obligations under such Agreement, LADD will be entitled to pursue its remedies against the undersigned regardless of whether LADD has exhausted any or all of its remedies against Purchaser. This guarantee shall terminate 60 days following the Closing Date of the sale of the Properties to Purchaser by LADD as contemplated in the Agreement.

                                      FOREST PRODUCTS HOLDINGS LIMITED
                                      PARTNERSHIP

                                      By: SPRINGFIELD FOREST PRODUCTS, INC.
                                      Its: General Partner

                                      By: Richard T. Baldwin
                                      Title: President & CEO

                                      Dated: Nov. 6, 1995

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